UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12
BIOGEN IDEC INC.
(Name of Registrant as Specified In Its Charter)
N.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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For More Information Contact:
Biogen Idec Media Contact:
Jennifer Neiman
Senior Manager, Public Affairs
(617) 914-6524
Biogen Idec Investor Relations Contact:
Elizabeth Woo
Vice President, Investor Relations
(617) 679-2812
BIOGEN IDEC COMMENTS ON PROXY ADVISORY FIRMS’ REPORTS
Glass Lewis and Proxy Governance Recommend Stockholders Vote FOR Company
Nominees on the WHITE Proxy Card
Cambridge, MA, May 24, 2009 — Biogen Idec (NASDAQ: BIIB) today announced that Proxy Governance Inc. and Glass, Lewis & Co. both recommend stockholders vote the WHITE proxy card FOR all of the Company’s nominees at its June 3rd Annual Meeting of Stockholders. Glass Lewis and Proxy Governance also recommend that their clients NOT vote on the gold proxy card for Carl Icahn’s slate of dissident director nominees. In addition, the Company commented on the report from RiskMetrics Group/ISS Governance Services recommending two of Carl Icahn’s four nominees. The Company believes that its full slate of director nominees is the right one to lead Biogen Idec forward and strongly recommends that shareholders vote the WHITE proxy card FOR all of the Company’s nominees.
Glass Lewis and Proxy Governance are two of the nation’s leading independent proxy voting advisory services, and their recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries.
Glass Lewis stated in its analysis:
-	“...(the) board and management team have delivered on the stated goals of the 2003 merger and the Company has generated strong revenue and earnings performance since the combination.”

-	“...the dissident has failed to convince us that there are significant problems at the Company.”
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Page 2 Biogen Idec Comments on Proxy Advisory Firms’ Reports
Proxy Governance stated in its report:
-	“....the company is clearly committed to an ongoing process of maximizing the opportunities at hand, and identifying the full potential of new opportunities as they emerge.”

-	“Because the board’s strategic plan has delivered financial performance in excess of the five-year goals laid out in the merger which created the company, its pipeline strategy has developed robust potential for the future, and its governance practices and recommendations have demonstrated a strong sense of accountability to shareholders, we believe shareholders will be best served by supporting the management slate of nominees.”
Biogen Idec’s Chairman Bruce R. Ross said: “We are extremely pleased that two of the country’s leading independent proxy advisory firms recognize our Board’s strong track record of driving growth and delivering shareholder value. Our nominees are committed to continuing to serve the best interests of our stockholders, and we strongly urge Biogen Idec stockholders to elect the Company’s slate of four highly qualified and accomplished individuals.”
Mr. Ross added: “We are disappointed that in not recommending our nominees, RiskMetrics fails to recognize their significant contributions to a Board that has a track record of strong financial and operational performance. We believe that the election of any of Mr. Icahn’s nominees would harm our efforts to drive shareholder value and, in fact, could destroy value.”
Biogen Idec urges stockholders to support the Company’s nominees by signing, dating and returning the WHITE proxy card today. Stockholders who require assistance in voting their shares may call Biogen Idec’s proxy solicitor, Innisfree M&A Incorporated, toll free at 877-750-8536.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Important Information
On April 27, 2009, Biogen Idec filed a definitive proxy statement with the SEC in connection with the Company’s 2009 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-583
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